ICON Health & Fitness, Inc. Results of Operations August 30, 2004

Logan, Utah - August 30, 2004 - ICON Health & Fitness, Inc. ("ICON" or the "Company") today reported its results of operations for the fiscal quarter and fiscal year ending May 31, 2004.

For the three-month period ended May 31, 2004, ICON reported net revenues of 238.1 million, compared to $204.6 million for the three-month period ended May 31, 2003, which represents a $33.5 million, or a 16.4% increase over the prior-year period. Gross margin in the three-month period ended May 31, 2004 was affected by increased commodity prices i.e., steel, wood and plastic. For the year ended May 31, 2004, ICON reported net revenues of $1,095.7 million, compared to $1,011.5 million for the year ended May 31, 2003, which represents a $84.2 million, or a 8.3% increase over the prior-year period. The overall increase in revenues was across all product lines for which there was increased demand.

Net loss for the three-month period ended May 31, 2004 was $8.5 million, compared to a net loss of $3.9 million for the three-month period ended May 31, 2003. The provision for income taxes for the three-month period ended May 31, 2004 was $1.2 million compared to an income tax benefit of $0.2 million in the three-month period ended May 31, 2003.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through February. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of revenues. During these periods, ICON builds product inventory to prepare for the heavy demand anticipated during the upcoming peak season. This operating strategy helps ICON to realize the efficiencies of a steady pace of year-round production.

Net income for the year ended May 31, 2004 was $23.4 million, compared to net income of $26.7 million for the corresponding period ended May 31, 2003. This decrease in net income was primarily driven by increased legal fees, insurance costs and advertising expenses. The Company has established earnings before net interest expense, income taxes, depreciation and amortization ("EBITDA") as an indicator of operating performance and as a measure of cash generating ability. EBITDA for the three-month period ended May 31, 2004 was $3.4 million, or 1.4% of net sales, compared to $8.3 million, or 4.1% of net sales for the three-month period ended May 31, 2003, a $4.9 million decrease over the prior period. EBITDA for the year ended May 31, 2004 was $86.7 million, or 7.9% of net sales, compared to $89.8 million, or 8.9% of net sales, a $3.1 million decrease over the prior-year period. Management considers EBITDA to be one measure of the cash flows from operations of the Company before debt service that provides a relevant basis for comparison. EBITDA is presented to assist investors in analyzing the performance of the Company. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, nor should it be considered as an indicator of the overall financial performance of the Company. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The following table reconciles net income (loss) to EBITDA for the fourth quarter and the fiscal year ended May 31, 2004 and 2003:

Fourth Quarter	Fiscal Year

2004
Net income (loss)	$(8.5)	$23.4
Add back:
Depreciation and amortization	4.1	21.4
Provision for income tax	1.2	15.9
Interest expense	6.3	25.1
Amortization of deferred financing fees	0.3	0.9

EBITDA	$3.4	$86.7

Fourth Quarter	Fiscal Year

2003
Net income (loss)	$(3.9)	$26.7
Add back:
Depreciation and amortization	6.0	19.2
Provision (benefit) for income tax	(0.2)	17.6
Interest expense	5.9	25.1
Amortization of deferred financing fees	0.5	1.2

EBITDA	$8.3	$89.8

Total assets for the fiscal years ended May 31, 2004 and 2003 were $558.5 million and $465.1 million, respectively. This increase resulted primarily from an increase in accounts receivable and inventory. The increase in accounts receivable was due to sales growth and partially to increased direct response receivables which are financed over a longer period of time. The increase in inventories was due primarily to building inventory levels to meet anticipated sales levels and our contemplated strategic move to source overseas, i.e., moving part of our manufacturing to China. Net debt (current portion of long-term debt plus long-term debt less cash) as of May 31, 2004 and May 31, 2003 was $283.9 million and $239.6 million, respectively. The increased debt resulted from cash used in operations. Capital expenditures for the fiscal year ended May 31, 2004 were $24.7 million, of which $9.0 million were amounts spent on the facility in China, versus the prior year's comparable period capital expenditures of $17.0 million.

ICON Health & Fitness, Inc. will hold a conference call with investors on Wednesday, September 8, 2004; at 4:30 p.m. EST to discuss its financial results for the fourth quarter of fiscal 2004 filed on Form 10-K with the Securities and Exchange Commission on August 30, 2004. The Form 10-K can be accessed at www.sec.gov. ICON Chairman and CEO, David J. Watterson and CFO, Fred Beck, will co-host the call.

To participate by phone, please dial 877-546-1566. Callers should ask to be connected to the "ICON earnings" conference call.

ICON Health & Fitness, Inc. is one of the largest manufacturer's and marketer's of fitness equipment. The Company is headquartered in Logan, Utah and has more than 5,000 employees worldwide. ICON develops, manufactures and markets fitness equipment under the following company-owned brand names: NordicTrack, ProForm, HealthRider, Weslo, Weider, JumpKing, IMAGE and Free Motion, as well as Reebok and Gold's Gym under license.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in ICON's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and ICON undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com